UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a‑12

2U, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUPPLEMENT TO THE DEFINITIVE PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 20, 2024

May 10, 2024
Dear Fellow Stockholder:
The proxy statement for the 2024 Annual Meeting of Stockholders (the “Proxy Statement”) of 2U, Inc., a Delaware corporation (the “Company”), to be held on May 20, 2024 (the “Annual Meeting”), was filed with the U.S. Securities and Exchange Commission on April 8, 2024. Since then, there have been developments regarding the Board of Directors (the “Board”) of the Company. We are reaching out to you to describe these recent events and to supplement portions of the Proxy Statement as set forth in this Supplement to the Proxy Statement (the "Supplement"). This Supplement should be read in conjunction with the Proxy Statement.
Recent Developments Regarding the Board of Directors
On May 9, 2024, the Board of Directors (the “Board”) of the Company increased its size to nine members in accordance with the Company’s Eighth Amended and Restated Certificate of Incorporation, and appointed Ivona Smith as a Class II Director to fill the vacancy created by such increase in size, both effective as of May 9, 2024. Ms. Smith’s term will expire at the Company's 2025 Annual Meeting of Stockholders, subject to the election and qualification of her successor and her earlier death, resignation or removal. The Company does not currently expect that Ms. Smith will serve on any committee of the Board.
Ms. Smith will be compensated pursuant to an Independent Director Agreement entered into between Ms. Smith and the Company on May 9, 2024 (the “Independent Director Agreement”). Under the Independent Director Agreement, Ms. Smith’s compensation for service on the Board and on committees of the Board will consist of a monthly fee of $30,000 payable in advance each month, with the first monthly fee prorated for only that portion of the month remaining after May 9, 2024. Other than the Independent Director Agreement, there is no agreement or understanding between Ms. Smith and any other person pursuant to which she was selected as a director.
Ms. Smith does not beneficially own any shares of the Company’s common stock.
The Board determined that Ms. Smith qualifies as “independent” in accordance with the listing requirements of The Nasdaq Stock Market (“Nasdaq”) and that she qualifies as a “non-employee director” as defined in Rule 16b-3 of the Securities Exchange Act of 1934, as amended.
Impact on Voting at the Annual Meeting
Stockholders do not need to take any action if they have already voted their shares for the Annual Meeting. All of the nominees named in the Proxy Statement sent or made available to the Company’s stockholders will stand for election at the Annual Meeting. The form of proxy card included in the Company’s definitive proxy materials remains valid, and no new proxy cards are being distributed.
If you have already voted and wish to change your vote based on any of the information contained in this Supplement or otherwise, you may change your vote or revoke your proxy at any time before it is voted at the Annual Meeting. Important information regarding how to vote your shares of common stock and how to revoke or change a proxy already given is described in the Proxy Statement under the section titled “Questions and Answers
About the 2024 Annual Meeting of Stockholders—Can I change my vote after I submit my proxy or voting instructions?”
Biographical Information of New Class II Director
Ivona Smith is employed by Drivetrain LLC, an independent fiduciary services firm, a position she has held since 2016. Prior to joining Drivetrain LLC, she was Managing Director at Fair Oaks Capital LP, an investment advisory firm, from 2014 to 2016, Co-

Founder of Restoration Capital Management LLC, an investment advisory firm from 2001-2012 and Co-Portfolio Manager at Tribeca Investments, LLC, the broker/dealer division of Citigroup/Traveler’s from 1999 to 2000. Ms. Smith was also an auditor, analyst and financial consultant at various accounting and investment banking firms, including Kidder Peabody and Ernst & Young. Ms. Smith has been serving as a member of the Board of Directors of Rayonier Advanced Materials Inc. (NYSE: RYAM) since 2020. She also serves on the boards of Peer Street Inc., SoulCycle Inc. and CST Industries, Inc. Ms. Smith formerly served on the boards of IronNet, Inc. (November 2023 to February 2024), Zymergen Inc. (June 2023 to February 2024), Phoenixus AG (August 2022 to October 2023) and The Weinstein Company (April 2018 to November 2021), among others. Ms. Smith is 54 and holds a B.S. in Finance from Fordham University and an M.B.A. from New York University’s Stern School of Business.
Our Board believes that Ms. Smith’s substantial financial, capital markets, restructuring and accounting experience and her experience serving as a board member for numerous companies enables her to make valuable contributions to the Board.

Sincerely,
PAUL S. LALLJIE
Chief Executive Officer

Updated Summary of Director Qualifications, Experience and Background
The table in the Proxy Statement under “Summary of director qualifications, experience and background” is updated to account for the appointment of Ms. Smith to our Board:

Education Industry Provides Board valuable knowledge of our industry and the university clients we serve	●	●		●		●	●	●
Financial Expertise / Capital Allocation Provides Board financial skills to inform its oversight of financial reporting, internal controls, capital structure and strategic planning	●	●	●	●	●	●	●		●
Government / Public Policy Provides Board an understanding of the regulatory environment in which we operate	●	●		●		●	●	●
Enterprise Risk Management (ERM) Assists Board in overseeing risks facing the Company	●	●	●	●	●	●	●	●	●
Human Capital / Diversity and Inclusion Assists Board in overseeing executive compensation, employee engagement and framework for attraction and development of high-performing employees		●		●	●	●	●	●	●
Technology Assists Board in overseeing our product development strategy and provides insight to management as we seek to enhance the student experience	●	●	●			●	●	●
International Business Provides Board valuable knowledge relevant to the global nature of our business and strategic planning		●	●	●	●	●	●		●
Platform Strategy Provides Board an understanding of platform-base business model and online marketplaces	●		●			●	●

Environmental / Social / Governance (ESG)
Assists Board in overseeing environmental, social and governance matters and community affairs, including managing corporate social responsibility issues as business imperatives
		●	●	●	●	●	●	●	●
Cybersecurity / Data Privacy Provides Board valuable expertise in information security, data privacy and cybersecurity	●		●			●	●

Tenure/Gender
Years on the Board	14	13	14	10	8	15	1	10	0
Gender Identity	M	M	M	M	F	M	M	M	F

Race/Ethnicity/Nationality
African American or Black				●	●
Alaskan Native or Native American
Asian
Hispanic or Latinx								●
Native Hawaiian or Pacific Islander
White	●	●	●			●			●
Two or More Races or Ethnicities							●
LGBTQ+